CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of AllianzGI Artificial Intelligence & Technology Opportunities Fund (formerly known as AllianzGI Artificial Intelligence Opportunities Fund, hereafter referred to as the “Fund”) of our report dated August 29, 2019, relating to the financial statement of the Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
October 25, 2019